UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 12, 2011 (December 8, 2011)

MEMORIAL PRODUCTION PARTNERS LP

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35364	90-0726667
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1401 McKinney, Suite 1025, Houston, Texas	77010
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 579-5700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Underwriting Agreement

On December 8, 2011, Memorial Production Partners LP (the “Partnership”) entered into an underwriting agreement (the “Underwriting Agreement”), by and among the Partnership, Memorial Production Partners GP LLC (the “General Partner”), Memorial Production Operating LLC (“Operating LLC”) and Memorial Resource Development LLC (“Memorial Resource” and, together with the Partnership, the General Partner and Operating LLC, the “Partnership Parties”) and Citigroup Global Markets Inc., Raymond James & Associates, Inc. and Wells Fargo Securities, LLC as representatives of the several underwriters named therein (collectively, the “Underwriters”), providing for the offer and sale by the Partnership (the “Offering”), and purchase by the Underwriters, of 9,000,000 common units representing limited partner interests in the Partnership (the “Common Units”) at a price to the public of $19.00 per Common Unit ($17.765 per Common Unit, net of underwriting discounts). Pursuant to the Underwriting Agreement, the Partnership also granted the Underwriters a 30-day option to purchase up to an additional 1,350,000 Common Units on the same terms to cover over-allotments, if any.

The material terms of the Offering are described in the prospectus, dated December 8, 2011 (the “Prospectus”), filed by the Partnership with the United States Securities and Exchange Commission (the “Commission”) on December 9, 2011 pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”). The Offering is registered with the Commission pursuant to a Registration Statement on Form S-1, as amended (File No. 333-175090), initially filed by the Partnership with the Commission on June 23, 2011.

The Underwriting Agreement contains customary representations, warranties and agreements of each of the Partnership Parties and customary conditions to closing, obligations of the parties and termination provisions. The Partnership Parties have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make because of any of those liabilities.

The Offering is expected to close on December 14, 2011. The Partnership will receive net proceeds (after deducting underwriting discounts, structuring fees and expenses) from the Offering of approximately $150 million. As described in the Prospectus, the Partnership will use the net proceeds of the sale of the Common Units to purchase certain properties described in the Prospectus and the Underwriting Agreement from Memorial Resource and to pay fees and expenses associated with the Offering and the Partnership’s formation transactions.

As more fully described under the caption “Underwriting” in the Prospectus, certain of the Underwriters and their affiliates have engaged, and may in the future engage, in commercial banking, investment banking and advisory services for the Partnership, Memorial Resource and their respective affiliates from time to time in the ordinary course of their business for which they have received customary fees and reimbursement of expenses. Affiliates of each of the Underwriters will be lenders under a new revolving credit facility the Partnership intends to enter into upon the closing of the Offering and will receive a portion of the net proceeds from any exercise of the Underwriters’ option to purchase additional units. An affiliate of Wells Fargo Securities, LLC will serve as the Partnership’s registrar and transfer agent and will receive customary fees for such service.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated in this Item 1.01 by reference.

Item 7.01. Regulation FD Disclosure.

On December 8, 2011, the Partnership announced that it had priced the Offering described in Item 1.01 of this Current Report on Form 8-K. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

1.1	Underwriting Agreement, dated December 8, 2011, by and among Memorial Production Partners LP, Memorial Production Partners GP LLC, Memorial Production Operating LLC and Memorial Resource Development LLC and Citigroup Global Markets Inc., Raymond James & Associates, Inc. and Wells Fargo Securities, LLC as representatives of the several underwriters named therein

99.1	Press release dated December 8, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEMORIAL PRODUCTION PARTNERS LP

	By:	Memorial Production Partners GP LLC, its general partner

Date: December 12, 2011	By:	/s/ John A. Weinzierl
John A. Weinzierl
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

1.1	Underwriting Agreement, dated December 8, 2011, by and among Memorial Production Partners LP, Memorial Production Partners GP LLC, Memorial Production Operating LLC and Memorial Resource Development LLC and Citigroup Global Markets Inc., Raymond James & Associates, Inc. and Wells Fargo Securities, LLC as representatives of the several underwriters named therein

99.1	Press release dated December 8, 2011